Exhibit 99.2

1440 Davey Road Woodridge, Ill. 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Company Contact: Joe Camp 630-754-4352 Email: jcamp@advancedlifesciences.com
February 5, 2009

Nasdaq Panel Grants Advanced Life Sciences Request for Continued Listing

on Nasdaq Stock Market

CHICAGO, IL, February 5, 2009/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), today announced that on February 2, 2009 it received a letter from the Nasdaq Listing Qualifications Panel (the “Panel”) informing the Company that the Panel has determined to grant the Company’s request to remain listed on the Nasdaq Capital Market.  The Panel granted the Company through May 4, 2009 to evidence compliance with the listing requirements of the Nasdaq Capital Market

The Panel’s determination follows a hearing held on December 18, 2008 at which the Panel considered the Company’s plan to regain compliance with the $2.5 million stockholders’ equity listing requirement.  Pursuant to the Panel’s determination, the Company will keep the Panel informed of all key developments that may impact the Company’s ability to regain compliance. Should the Company be unable to meet the requirements of the Panel’s decision by May 4, 2009, its securities would be subject to delisting from the Nasdaq Capital Market.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases.  The Company’s lead candidate, cethromycin, is a novel once-a-day oral antibiotic with a filed new drug application under review by the FDA for the treatment of mild-to-moderate community acquired pneumonia. For more information, please visit us on the web at www.advancedlifesciences.com.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the success and timing of a commercial partnership and our ability to obtain and maintain regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing

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capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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